JayHawk Energy Closes $321,000 Private Placement

POST FALLS, Idaho—April 14, 2011 - JayHawk Energy, Inc. (OTC Markets: JYHW) announced today that on April 13, 2011 it  closed on a private placement offering in the amount of  $321,000. Under the terms of this offering, JayHawk will issue 2,675,000 shares of its common stock at $0.12 per share. No warrants are associated with this offering and the shares being issued are restricted and cannot be resold except pursuant to registration or an exemption from registration. Lindsay Gorrill, CEO of JayHawk Energy, personally contributed $144,000 or 44.9% of the offering.

Lindsay Gorrill, CEO of JayHawk Energy, stated, “I am confident the future prospects for JayHawk are very favorable and we are focused on creating additional value for our shareholders. This cash infusion will accelerate JayHawk’s current operations and provide flexibility for future development opportunities. The proceeds raised will allow us to modernize existing wells to increase productivity and facilitate corporate operations and work-over activity during 2011.”

Investor Relations Contact

Barry Gross

Gross Capital, Inc.

(361) 949-4999

jayhawk@grosscapital.com

About JayHawk Energy
JayHawk Energy, Inc. is a managed risk, oil and gas exploration/exploitation, development and production company with activities focused on two major projects in the Cherokee Basin, Kansas and the Williston Basin, North Dakota. For more information please visit www.jayhawkenergy.com.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.